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                                                                   Exhibit 10.49


April 23, 1999

Mr. Kyoung-Soo Kim
Samsung Electronics Co., Ltd.


Dear K.S.:

This letter is to confirm your position with Fairchild effective as of the acquisition closing date of April 14, 1999. In light of the importance of the Korean market to the Power Device Division's current sales and the high potential for growth for all Fairchild product lines, your assignment will be Regional Vice President of Sales and Marketing for the Korea Region within Fairchild Semiconductor's Worldwide Sales and Marketing organization.

In consideration of the services you will render in the position described above, you will be compensated with an annual base salary of 114,000,000 won per year, which represents 70% of your total compensation at target. Your compensation also includes a variable pay plan of 48,857,140 won , or 30% of your total compensation at target. "Target" is defined as meeting your established annual goals at the level indicated for an incentive payout at 100% of your variable pay plan. If goals are not achieved, the incentive will be proportionately less than target. If, however, goals are exceeded, the incentive portion of your compensation will increase proportionately and may pay out at levels as high as 200% of the target level.

For the balance of 1999, your incentive award will be based on the following criteria:

25% of the incentive is based on the company's EBITDA performance
25% based on Fairchild's non-PDD revenue of $5M/quarter in Korea
50% based on world-wide PDD revenue of $110M/quarter

As an additional component of your compensation, I will recommend to the Fairchild Board of Directors that you receive a stock option grant of 20,000 shares of Fairchild Semiconductor stock with an option price of $10.00 US per share, dated as of the date the Board acts on this recommendation and subject to the terms of the Fairchild Semiconductor Stock Option Plan. Also, as additional incentive to help us grow the PDD revenue, I will recommend an additional 5,000 shares of stock be made available to you at an option price of $10.00 US if the world-wide PDD revenue for 2HCY99 exceeds $240M. These recommendations and future potential grants are subject to legal review by Korean counsel and registration, if necessary, of the Fairchild Semiconductor Stock Option Plan with the government of South Korea.

I expect you to remain eligible to participate in and take advantage of the various fringe benefit plans in which you now participate and which are being continued or replicated for

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Fairchild Korea. This includes such benefits as vacation time, pension benefits and health coverage currently available to you in your current position.

K.S., I look forward to working with you to achieve our company vision as well as your personal goals. Welcome to the Fairchild Worldwide Sales and Marketing team. Please sign this letter below to signify your acceptance of this position proposal, and return it to me as soon as possible.

Sincerely Yours,



Darrell Mayeux

Senior Vice President, World-wide Sales and Marketing
Fairchild Semiconductor Corporation



Seen and agreed to:


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Kyoung-Soo Kim                                         Date